Exhibit 10.20

[Company Letter Head]

March 7, 2005

Fong Wang Clow, D.Sc.

Dear Fong:

I am pleased to offer you the position of Vice President of Biometrics and Strategic Design for Novacea effective March 14, reporting to me as President and CMO. Your position responsibilities for the first 3-6 months are delineated on Attachment A. A “Career Development Plan” is also outlined on Attachment B.

Your base compensation will be $10,416.67 per pay period (semi-monthly) which equates to $250,000.00 annualized. Your annual bonus opportunity will be up to 20% of your earned base compensation based upon company performance and individual performance objectives to be agreed upon mutually. In addition, you will be paid a one-time, sign-on bonus of $25,000.00 following your effective date of hire. Subject to the approval of the Board of Directors, you will be issued an option to purchase 400,000 shares of the Common Stock of the Company with vesting over four years: 25% at the end of 12 months and then monthly thereafter. A copy of the Incentive Stock Option Agreement and the Company’s standard form of Optionee Restriction Agreement will be provided after approval by the Board.

Effective with your hire date, you will be eligible to earn twenty-one (21) Paid Time Off or PTO days, accruing every pay period and subject to a maximum balance of 37 days, as well as all company paid holidays. We arc enclosing a copy of the 2005 Your Benefits overview. Please note that fringe benefits established by the Company and approved by the Board, which currently include medical, dental, vision, life/AD&D and disability benefits, start on the first of the month following your date of hire, or April 1, 2005. Eligibility for the 401 (k) plan starts the first day of the following quarter after completing 30 days of employment (July 1, 2005). You should confirm the end date of health coverage from your prior employer by providing us your Certificate of Health Coverage.

Novacea will reimburse you for all reasonable and necessary out-of-pocket expenses incurred by you in connection with services rendered on behalf of Novacea, subject to you providing appropriate substantiation in accordance with Company policy.

Under immigration law, we are required to verify each new employee’s identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements no later than 72 hours of your start date. This offer of employment is conditioned upon satisfactory documentation.

This letter, the attached Patent, Copyright and Non-Disclosure Agreement, and such other agreements as set forth in the Employee Handbook, constitute all agreements with respect to your employment. However, Novacea may, in its sole discretion, adjust the compensation and benefits paid to you and its other employees.

Nothing in this document (including Attachments A & B) is intended to affect the “at will” status of employment at Novacea. Also, management will determine, in its discretion, whether or not the criteria for promotion outlined in Attachment B has been met. Employment “at will” means that either you or the Company may terminate your employment at any time, with or without cause for any reason or no reason whatsoever; this provision cannot be waived by Novacea unless done in writing by the CEO.

Fong, we look forward to your significant contributions in this new and critical role, as we move forward revolutionizing the way we treat cancer, along with the opportunity to create a “world class” development and commercialization organization and a successful company. If you accept this offer, please sign and return a copy with the above referenced attachments to Laurie De Sio.

Sincerely,

/s/ John G. Curd
John G. Curd
President & Chief Medical Officer

cc:	Human Resources

Attachments:

A – Position Responsibilities

B – Career Development Plan

C – Patent, Copyright and Non-Disclosure Agreement

Accepted:	/s/ Fong Wang Clow, D.Sc.	Date: 12/3/05
	Fong Wang Clow, D.Sc.	March 12, 2005